                                                                                        FOR:   International Speedway Corporation
                                                                     APPROVED BY:   WesHarris
                                                                                                   Director of Investor Relations
                                                                                                   (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY FILES COMPLAINT FOR DECLARATORY RELIEF AGAINST CART, INC.

DAYTONA BEACH, FLORIDA – November 4, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced 88 Corp., a wholly owned subsidiary of ISC and parent of The California Speedway Corporation, owner of California Speedway (“Speedway”), filed a Complaint for Declaratory Relief with the U.S. District Court, Central District of California against CART, Inc.  The Complaint seeks a declaration that wildfires throughout San Bernardino County, California, and surrounding areas beginning October 21, 2003, constituted a “force majeure” as described in the Official Organizer/Promoter Agreement (“Agreement”), which led to the cancellation of The King Taco 500 event scheduled to occur on November 2, 2003, at California Speedway.  Per the terms specified in the Agreement, ISC is due back the $2.5 million Organization and Rights fee previously paid to CART, less a mutually agreeable amount for legitimate expenses reasonably incurred by CART in preparing for the event.

            On October 24th, Speedway officials began coordinating with local authorities and agencies regarding the nearby wildfires, including the advisability of proceeding with the race events scheduled for the weekend of November 1st and 2nd, and how the Speedway could assist in emergency and relief efforts.  Speedway officials held multiple discussions with CART regarding postponing its race but CART insisted on delaying a decision until closer to the event.  Speedway officials disagreed with CART’s position, as to continue delaying a decision would have put a tremendous burden on fans and competitors, as well as fire safety, medical and security personnel.

On October 28th, at the request of several government officials including James L. Brulte, the Senate Republican Leader of the California State Senate, and the desire to not burden safety and rescue personnel nor endanger employees, guests, volunteers or participants, Speedway officials announced the postponement of the coming weekend’s events.  CART announced the cancellation of the event on October 29th.  Ultimately, the Speedway became host of a “Race for Relief” effort, transforming itself into a drop off site for items to aid those affected by, or fighting, the wildfires.

The Company hopes the dispute with CART will be resolved quickly.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio networks; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

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